EXHIBIT 10.1

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the “Agreement”) dated as of June 1, 2010, is made by and among Khanstellation Group, Inc, a Delaware corporation (together with its successors and/or assigns, “KGI-DE”), and Khanstellation Group, Inc, a California corporation (together with its successors and/or assigns, "KGI-CA", KGI-CA together with KGI-DE, each a “Party” and collectively, the “Parties”).

RECITALS

A.	KGI-CA is an affiliate corporation of KGI-DE.
B.	The Parties expect to share in the future a variety of services as set forth in this agreement.
C.	The Parties desire to share services and to enter into this Agreement to provide an arms-length basis for determining each Party's reimbursement obligations for the use of such services.

AGREEMENT

In consideration of the terms and conditions set forth in this Agreement, the Parties agree as follows:

1. Management and Administrative Services.  KGI-CA agrees to provide KGI-DE, for so long as KGI-DE may request, full administrative support including, without limitation, making its relevant employees available to KGI-DE as is necessary to provide management and administrative support to KGI-DE's day- to-day operations.  Such services shall include planning, accounting, legal, tax, operational, financial, treasury, budgeting, warehousing, marketing other related services which may be requested by KGI-DE from time to time (the "Management and Administrative Services").

2. Insurance.  Each Party agrees to pay its respective prorated portions of premiums for any common liability and property insurance policies and life, health and disability insurance plans.  KGI-CA agrees to provide KGI-DE with administrative services relating to its insurance requirements.

3. Fees.

(a)
Management and Administrative Services Fee.  In consideration for the Management and Administrative Services, KGI-DE agrees to pay KGI-CA a fee in the amount of Eight Thousand and No/100 US Dollars ($8,000.00) each month plus costs.  The costs incurred by KGI-CA to provide the Management and Administrative Services to KGI-DE shall equal the direct and indirect labor, materials and overhead costs, plus all other compensation received or recognized by KGI-CA employees during the year.

(b)
Payment of Fees.  KGI-CA shall invoice KGI-DE for both the Administrative Services Fee and costs at least once a month.  The invoice is payable by KGI-DE within fifteen (15) days of receipt of the invoice. Any difference between the estimated fee paid during the year and the actual amount due shall be settled by and between the parties not more than 120 days following the close of each annual accounting period.

4. Other Transactions.  Both Parties agree that all future transactions or other arrangements, if any, with the other Party (other than the transactions and arrangements specifically addressed in this Agreement) will be on an arms-length basis containing terms no less favorable to KGI-CA or KGI-DE, respectively, then could have been obtained from an unrelated third party.

5. Maintenance of Records; Right to Inspect.  KGI-CA agrees to maintain such records as are required to evidence its compliance with the terms of this Agreement.  KGI-CA shall permit one or more representatives of any Party that is obligated to pay or makes payment to KGI-CA for goods or services pursuant to this Agreement to inspect, at any reasonable time and upon reasonable terms, the records of KGI-CA pertaining to the basis for such payment and to KGI-CA's compliance with the provisions of this Agreement.

6. Indemnification.  KGI-DE shall indemnify KGI-CA against all actions, proceedings, claims, demands, costs, liabilities, damages or losses of any kind or nature whatsoever that may be brought, commenced or prosecuted against or incurred by KGI-CA by reason of actions taken by it or its obligations under this Agreement (and also against all costs, damages and expenses that KGI-CA may pay or incur in defending or settling the same) except to the extent any such action, proceeding, claim, demand, cost, liability, damage or loss arises out of or is caused  by the gross negligence or willful misconduct of KGI-CA.

7. Term.  This Agreement shall be effective as of June 1, 2010 and shall expire on June 1, 2011 unless the Parties shall both agree to extend the term by written agreement.  This Agreement may be terminated by either party for any reason upon thirty (30) days written notice.

8. Representations of the Parties.  Both Parties represent and warrant to the other Party that:

(a)	The Party is a corporation duly organized and validly existing under the laws of its applicable state;
(b)	The Party has full power, authority and legal right to perform the provisions of this Agreement;
(c)
This Agreement constitutes a valid and binding obligation of the Party enforceable in accordance with its terms, and does not constitute a breach of or default under any other agreement to which the Party is a party or by which any of its assets are bound or affected; and

(d)	The fee arrangements set forth in Section 4 are no less favorable to each Party than what each Party could obtain in an arm's length transaction with an unrelated third party.

9. Confidentiality.  Both Parties agree to hold in trust and to maintain confidential all non-public information, oral or written, that the other Party considers to be secret, sensitive or confidential, and will not disclose such confidential information to any third party without the prior written consent of the other Party.

10. Expenses.  Both Parties shall pay their own expenses incident to the negotiation and execution of this Agreement.

11. Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing (which may take the form of a telecopy communication) and shall be sent by registered or certified mail, return receipt requested, telecopier or hand delivery:

(a)	If to KGI-CA, to the following address:
28202 Cabot Road, Ste. 300
Laguna Niguel, CA 92677
Phone: 949-365-5605
Attention: Asim Khan

(b)	If to KGI-DE, to the following address:
2961 W. MacArthur Blvd., Ste. 131
Santa Ana, CA 92704
Phone: 888-582-1118
Attention: Asim Khan

Unless otherwise provided in this Agreement, all notices and communications shall be deemed to have been duly given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid, as registered or certified mail, return receipt requested, or (iii) when telecopied, receipt acknowledged.  The address or telecopy numbers to which notices or other communication shall be directed may be changed from time to time by any Party by giving notice to the other Parties of the substituted address or telecopy number.

12. Choice of Law.  This Agreement will be governed by, and all disputes arising under this Agreement will be resolved in accordance with, the law of the state of Delaware.

13. Severability.  If any provision of this Agreement will, to any extent, be invalid or unenforceable, the remainder of this Agreement will not be affected thereby and will be valid and enforceable to the fullest extent permitted by law.

14. Binding Effect.  This Agreement will be binding upon and inure to the benefit of all of the Parties and their successors and assigns; provided that no Party may assign its rights under this Agreement without the prior written consent of the other Party.

15.  Amendment and Waiver.  No supplement, modification or amendment of, or waiver with respect to, this Agreement shall be binding unless executed in writing.  This Agreement may be modified, amended or terminated upon the written agreement of both Parties hereto.

16. Entire Agreement. This Agreement and agreements referenced herein constitutes the entire agreement pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection herewith.  No covenant, representation or condition not expressed in this Agreement will affect or be effective to interpret, change or restrict the express provisions of this Agreement.

17. Counterparts.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Administrative Services Agreement as of the date first above written.

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